Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-231307, 333-237199, 333-253743, 333-263186, 333-265109, and 333-270577) of Quince Therapeutics, Inc. of our report dated April 1, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

San Jose, California

April 1, 2024